CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 74 to the Registration Statement on Form N-1A of Fidelity Capital Trust: Fidelity TechnoQuant Growth Fund of our report dated December 12, 1997 on the financial statements and financial highlights included in the October 31, 1997 Annual Report to Shareholders of Fidelity TechnoQuant Growth Fund which is also incorporated by reference into the Registration Statement.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.











/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
December 19, 1997